Exhibit 99.1

Lattice Announces First Quarter 2015 Financial Results

Conference call today, Wednesday, May 20 at 2:00 p.m. ET

PENNSAUKEN, NJ, May 20, 2015 (Marketwire) -- Lattice Incorporated (OTCQB: LTTC) (“Lattice” or the “Company”), a cloud-solutions provider of inmate management network systems for correction facilities, announced its financial results for the first quarter ended March 31, 2015.

First Quarter Highlights:

•	Closed on a $1.0 million software license contract on March 31; revenue to be recognized in forward quarters under deferred payment arrangement
•	Direct call provisioning revenue increased 13%
•	Cash and cash equivalents increased 31% to $335,000
•	Recurring revenues accounted for 79% of total revenue
•	Gross margin percentage was 35%, down from 38% in the year-ago period due to timing of revenue tied to technology shipments

“In the first quarter, we introduced a new perpetual licensing agreement to select strategic customers that will enhance our long-term market penetration strategy while reducing sales volatility,” stated Paul Burgess, CEO of Lattice. “We sold our first such license for our call management platform on March 31. In accordance with accounting rules for revenue recognition, this $1.0 million sale will be recorded in line with payment terms in coming quarters. Moving forward, we are looking to expand this model with other key customer accounts in both domestic and international markets.”

Burgess continued, “In 2015 we will be launching our new eMate™ platform which will provide inmates with a wireless communications device that includes a suite of services that incorporates all of the latest communications and media tools, providing multiple ways for inmates to maintain contact with family and friends. The proprietary eMate platform also includes resources for self-improvement, which is expected to lead to an increase in morale while contributing to a reduction in recidivism. We anticipate a number of new applications and services to be offered through eMate throughout 2015, which should accelerate adoption of the technology from mid-2015 and beyond.”

“The quality and accessibility of our service, combined with our evolving and innovative product mix, has been the key driver behind our success both domestically and internationally. In addition to growing market share in the U.S., we currently have customers in the U.K., Canada, Singapore, Japan, and Bermuda, and we’re exploring further opportunities in several additional markets,” concluded Burgess.

Total revenues for the three months ended March 31, 2015 were approximately $1,510,000, down from approximately $2,334,000 for the three months ended March 31, 2014. Recurring service revenue, which breaks down into wholesaled services and direct services, accounted for 79% of total revenue in the current quarter. Direct call provisioning revenue increased 13% as we added customers, which was offset by a decrease in wholesale revenue due to a large contract that ended during 2014.

The Company completed a $1.0 million sale of a software license to a strategic wholesale partner on March 31, 2015. Revenue from the contract will be recognized during forward quarters in line with installments under a deferred payment arrangement. This shift to a licensing model, which includes an up-front perpetual-use license with separate hardware sale, impacted technology product revenues in the first quarter, which declined to $315,000 from $765,000 in the year-ago period.

Gross profit for the three months ended March 31, 2015 was $525,000 compared to $893,000 in the prior year period. Gross margin, as a percentage of revenues, decreased to 35% from 38% for the same period in 2014. The decrease in the overall margin percentage was primarily due to the effects of lower technology shipments during the quarter which is primarily timing related. Gross margin as a percentage of revenues for recurring revenues was slightly higher compared to the prior year at approximately 29%, mainly as a result of lower margin wholesale service revenue ending in 2014. The gross margin percentage on wholesaled technology product revenues was approximately 56%. The gross margin for wholesaled technology products will vary with larger sales orders, but the Company expects the margins to continue to be in the 60% range on average.

Cash and cash equivalents increased 31% to $335,000 at March 31, 2015, up from $256,000 at December 31, 2014.

Additional information may be found in the Company's 10-Q filing with the U.S. Securities and Exchange Commission.

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Conference Call

Lattice will hold a conference call today, May 20, with CEO Paul Burgess and CFO Joseph Noto, at 2:00 p.m. Eastern time (11:00 a.m. Pacific).

To participate in the call, please dial (888) 438-5491, or (719) 325-2308 for international calls, approximately 10 minutes prior to the scheduled start time. Conference ID:  6569306.

A replay of the call will be available for two weeks from 5:00 p.m. ET on May 20, 2015, until 11:59 p.m. ET on June 3, 2015. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 6569306. In addition, a recording of the call will be available at http://www.redchip.com/company/home/LTTC for one year.

About Lattice Incorporated

Lattice is a provider of inmate management and communications solutions that improve efficiency, reduce administrative burden, and deliver recurring revenue opportunities for corrections facilities globally. Lattice’s Integrated Corrections Operating Network (ICON) is a platform of innovative, highly secure solutions including phone systems, prepaid calling options, voicemail, on-site and remote video visitation and arraignment, point-of-sale kiosks, e-mail, text messaging, and social media. ICON’s inmate management module efficiently manages prison processes, including communications monitoring, commissary purchases, account funding and billing, biometrics, booking, incident reporting, and more. For more information, visit http://www.latticeinc.com.

Safe Harbor Statement

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-Q previously filed with the SEC.

Contact:

Investor Relations
Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447, ext. 107
jon@redchip.com
http://www.redchip.com

Corporate

Scott Raskas, Director of Marketing

Lattice Incorporated

Tel: +1-856-910-1166, x2113

sraskas@latticeinc.com

http://www.latticeinc.com

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